As filed with the Securities and Exchange Commission on June 10, 2005

Registration No. 333-124936

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TECHNOLOGY SPECTRUM, INC.

(Exact name of registrant as specified in its charter)

Delaware	5045	03-0396886
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3480 Lotus Drive

Plano, Texas 75075

(469) 443-3900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rebecca E. G. Tankersley, Esq.

Vice President, General Counsel and Secretary

Technology Spectrum, Inc.

3480 Lotus Drive

Plano, Texas 75075

(469) 443-3900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David K. Boston, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000	Andrew J. Pitts, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share	$115,000,000	$13,535.50

(1)	Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes shares of common stock that underwriters have an option to purchase solely to cover over-allotments, if any.
(3)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 1 is to file exhibits to the Registration Statement and to update the information in Item 13 and Item 16 in Part II. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note and Part II to the Registration Statement. No changes have been made to Part I of the Registration Statement and therefore it has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by Technology Spectrum, Inc. in connection with the sale of common stock being registered. All amounts shown are estimates, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market Application fee.

SEC Registration Fee	$13,535.50
NASD Filing Fee	$12,000.00
Nasdaq National Market Application Fee	$5,000.00
Nasdaq National Market Listing Fee	*
Federal Taxes	*
State Taxes	*
Transfer Agent and Registrar Fees	*
Accounting Fees and Expenses	*
Printing Fees	*
Legal Fees and Expenses	*
Miscellaneous	*
TOTAL	$30,535.50

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to Technology Spectrum, Inc.

Our amended and restated certificate of incorporation provides that to the fullest extent permitted by the laws of the State of Delaware, as the same may be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

We also maintain a directors and officers insurance policy pursuant to which our directors and officers are insured against liability for actions in their capacity as directors and officers.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(A) Exhibits.

See the Exhibit Index attached to this registration statement which is incorporated by reference herein.

(B) Financial Statement Schedule.

None.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Plano, Texas on this 10th day of June, 2005.

Technology Spectrum, Inc.

By:	/s/ KEITH R. COOGAN
Keith R. Coogan Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KEITH R. COOGAN Keith R. Coogan	Chief Executive Officer, President and Director (Principal Executive Officer)	June 10, 2005

* David M. Roshak	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 10, 2005

* Janet G. Keckeisen	Controller (Principal Accounting Officer)	June 10, 2005

* Charles C. Miller, III	Director	June 10, 2005

* James Q. Crowe	Director	June 10, 2005

* Thomas Stortz	Director	June 10, 2005

* Michael D. Jones	Director	June 10, 2005

*By:	/s/ KEITH R. COOGAN	June 10, 2005
Keith R. Coogan Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

3.1*	Amended and Restated Certificate of Incorporation of Technology Spectrum, Inc.

3.2*	Amended and Restated Bylaws of Technology Spectrum, Inc.

4.1*	Specimen of Certificate of Common Stock, $.01 par value, of Technology Spectrum, Inc.

5.1*	Opinion of Willkie Farr & Gallagher LLP

10.1(a)*	Microsoft Channel Agreement, dated July 1, 2004, by and among Microsoft Corporation, Microsoft Licensing, GP and Software Spectrum, Inc.

10.1(b)*	Amendment No. 1 to Microsoft Channel Agreement, dated July 1, 2004, by and among Microsoft Corporation, Microsoft Licensing, GP and Software Spectrum, Inc.

10.1(c)*	Amendment No. 2 to Microsoft Channel Agreement, dated July 1, 2004, by and among Microsoft Corporation, Microsoft Licensing, GP and Software Spectrum, Inc.

10.1(d)*	Large Account Reseller Authorization under Microsoft Channel Agreement, dated July 21, 2004

10.1(e)*	Amendment No. 1 to Large Account Reseller Authorization under Microsoft Channel Agreement, dated July 21, 2004

10.1(f)*	Amendment No. 2 to Large Account Reseller Authorization under Microsoft Channel Agreement, dated March 28, 2005

10.1(g)*	Authorized Direct Reseller for Open License Value Authorization under Microsoft Channel Agreement, dated July 21, 2004

10.1(h)*	Amendment No. 1 to Authorized Direct Reseller for Open License Value Authorization under Microsoft Channel Agreement, dated July 21, 2004

10.2(a)†	Microsoft Enterprise Software Advisor Agreement, effective July 1, 2004, between Microsoft Licensing, GP and Software Spectrum, Inc.

10.2(b)	Amendment No. 1 to Microsoft Enterprise Software Advisor Agreement, effective July 1, 2004, between Microsoft Licensing, GP and Software Spectrum, Inc.

10.3(a)*	Microsoft EMEA Large Account Reseller Agreement, effective January 1, 2005, between Software Spectrum GmbH and Microsoft Ireland Operations Limited

10.3(b)*	Amendment No. 1 to Microsoft EMEA Large Account Reseller Agreement, dated February 28, 2005, between Software Spectrum GmbH and Microsoft Ireland Operations Limited

10.4(a)†	Microsoft EMEA Enterprise Software Advisor Agreement, effective January 1, 2005, between Software Spectrum GmbH and Microsoft Ireland Operations Limited

10.4(b)	Amendment No. 1 to Microsoft EMEA Enterprise Software Advisor Agreement, dated February 21, 2005, between Software Spectrum GmbH and Microsoft Ireland Operations Limited

10.5*	Lease Agreement, dated January 14, 2005, by and between TR Plano Parkway Partners, L.P. and Software Spectrum, Inc.

10.6*	Form of Stock Incentive Plan of Technology Spectrum, Inc.

10.7*	Form of Severance Agreement executed by Technology Spectrum, Inc. executive officers

10.8*	Transition Services Agreement, dated , 2005, by and between Level 3 Communications, Inc. and Technology Spectrum, Inc.

Exhibit No.	Description

10.9*	Tax Sharing Agreement, dated , 2005, by and between Level 3 Communications, Inc. and Technology Spectrum, Inc.

10.10*	Registration Rights Agreement, dated , 2005, by and between Level 3 Communications, Inc. and Technology Spectrum, Inc.

10.11†	Mainframe Capacity Based License Addendum To Order Form Between (i)Structure, LLC (formerly known as PKS Information Services, Inc.) and Computer Associates International, Inc., effective as of June 30, 2000, as amended by Amendment Number 1 to the Agreement, effective June 30, 2000, Amendment Number 2 to the Agreement, effective June 30, 2000, Amendment Number 3 to the Agreement, effective August 29, 2001, Amendment Number 4 to the Agreement, effective August 29, 2001, Amendment Number 5 to the Agreement, effective June 30, 2000, Amendment Number 6 to the Agreement, effective July 1, 2003, Amendment Number 7 to the Agreement, effective September 30, 2003, and Amendment Number 8, effective December 30, 2003.

21*	Subsidiaries of Technology Spectrum, Inc.

23(a)**	Consent of KPMG, Independent Accountants

23(b)*	Consent of Willkie Farr & Gallagher LLP (reference is hereby made to Exhibit 5.1)

24**	Power of Attorney (included on the signature pages)

*	To be filed by amendment.
**	Previously filed.
†	Confidential treatment has been requested for the redacted portions of this agreement. A complete copy of the agreement, including the redacted portions, has been filed separately with the Securities and Exchange Commission.